 GLOBALSTAR ANNOUNCES FIRST QUARTER 2019 RESULTS

Covington, LA, May 2, 2019 - Globalstar, Inc. (NYSE American: GSAT) today announced its financial results for the quarter ended March 31, 2019.

Dave Kagan, Chief Executive Officer, commented, "We continued to penetrate the commercial IoT market during the first quarter, evidenced by a 16% increase in this subscriber base which has grown to over 390,000 customers at the end of the quarter. While our newest solar-powered IoT device drove the growth, sales of our legacy devices, which more than doubled from the prior year's first quarter, also contributed meaningfully to a strong increase in total revenue. The success across our product portfolio demonstrates our ability to address various use cases and applications that are required by our customers in the rapidly growing IoT market. We have a robust pipeline of small bit data solutions that align well with our satellite network. During the first quarter, our elevated operating expenses reflected our investment in this area of the business with many of our current initiatives focused on expanding our IoT products and technology. Our traction to date is an excellent indication that this focus is well-founded as we continue to support growth through development efforts."

Kagan continued, “Our strategy at Globalstar has been and remains to maximize utilization of our unique combination of satellite assets and terrestrial spectrum rights. We are continuously evaluating opportunities to do just that, exploring new products, solutions, distribution agreements, wholesale arrangements, licensing agreements and partnerships. We also remain focused on strengthening our balance sheet to best position us to capitalize on these opportunities.”

OPERATIONAL HIGHLIGHTS

Spectrum Update

The first Band 53 industrial user terminals were received from certain of our partners, including Nokia and Airspan, and terrestrial trials are ongoing. We are continuing the pursuit of regulatory approvals around the world and have added terrestrial authorizations for our S-band spectrum licenses in several African nations, including one in March for approximately 30 million POPs. We also continue to make progress toward authorizations in additional geographies.

Financing Update

Together with our financial advisors, we are exploring various financing alternatives to address our funding requirements for June 2019 and future periods, including, but not limited to, a financing and an amendment to our existing debt obligations. We intend to complete this process in a manner that is in the best interest of our Company and its shareholders, while taking into account the requirements of our senior lenders.

FINANCIAL REVIEW

Revenue

Total revenue for the first quarter of 2019 increased $1.3 million, or 5%, from the first quarter of 2018 due to a $1.2 million increase in revenue generated from subscriber equipment sales and a $0.1 million increase in service revenue.

Success in the simplex (“Commercial IoT”) market contributed $1.8 million to the increase in total revenue during the first quarter. In March 2018, we launched SmartOne Solar™, our most successful product introduction to date measured by the number of units sold in the first year following launch. Sales of SmartOne Solar™ devices represented nearly 70% of the $1.2 million increase in Commercial IoT equipment revenue. As the total addressable market expands, we continue to see demand from both current and prospective customers. In addition to leveraging our existing network of value-added resellers, we have also recently completed our own back office solution allowing our sales team to sell direct to end users. The $0.6 million increase in service revenue generated by Commercial IoT customers was driven by higher ARPU and 16% growth in average subscribers, with Commercial IoT subscribers now representing over 50% of total subscribers.

Duplex service revenue decreased 2%, while SPOT service revenue increased 1%, each due to lower average subscribers offset by higher ARPU. Lower activations over the last twelve months, compared to the prior year period, contributed to a 13% and 2% decline in average Duplex and SPOT subscribers, respectively. Duplex and SPOT ARPU increased 13% and 3%, respectively, due to the impact of price increases initiated over the past several quarters as well as subscribers activating on rate plans higher than our previous blended ARPU. Finally, a $0.5 million decline in other service revenue resulted primarily from lower revenue recognized from engineering service contracts during the first quarter of 2019 compared to the same quarter in 2018 due to the inherently episodic nature of government contracts.

Revenue generated from subscriber equipment sales for Duplex and SPOT products was also generally flat quarter over quarter with Duplex down $0.2 million and SPOT up $0.1 million. While a higher volume of sales of the products launched in 2018 (Sat-Fi2TM and SPOT XTM) increased subscriber equipment revenue during the first quarter of 2019, lower selling prices and volume of legacy Duplex and SPOT products declined, offsetting the contribution from new product sales.

Operating Loss

Operating loss increased $5.4 million during the first quarter of 2019. This increase was due to higher operating expenses of $6.7 million, offset partially by a $1.3 million increase in total revenue (for reasons previously discussed). Contributing to the increase in operating expenses was a $4.6 million increase in depreciation, amortization and accretion expense resulting from upgraded ground infrastructure placed into service during 2018. The cost of subscriber equipment sales increased $1.0 million, consistent with the increase in equipment revenue. Additionally, marketing, general and administrative (MG&A) and cost of services increased $0.3 million and $0.8 million, respectively. Higher cost of services was driven by an increase in R&D costs, which were focused primarily on the development of Commercial IoT products and derivatives of our existing Sat-Fi2TM Duplex device as well as lower capitalized labor in the first quarter of 2019 due to the timing and scope of capital projects. Contributing to the increase in MG&A costs during the first quarter of 2019 was a $0.6 million write-off of an aged receivable from one of our independent gateway operators (IGO), which was determined to be uncollectible. Increases in occupancy and subscriber acquisition costs were offset by lower consultant and adviser costs during the quarter.

Net Income

Net income decreased $62.1 million during the first quarter of 2019 due primarily to a lower non-cash derivative gain of $51.9 million. Changes in the Company's stock price and volatility assumptions were the primary drivers of the derivative adjustments recorded during the respective quarters. An increase in operating loss of $5.4 million (as discussed above) as well as a $5.5 million increase in interest expense resulting from lower capitalized interest recorded during the quarter also contributed to the decline in net income.

Adjusted EBITDA

Adjusted EBITDA decreased slightly to $7.2 million during the first quarter of 2019 compared to $7.5 million during the first quarter of 2018. A $1.6 million increase in total operating expenses (excluding EBITDA adjustments) was offset partially by a $1.3 million increase in total revenue.

CONFERENCE CALL
The Company will conduct an investor conference call on May 2, 2019 at 8:30 a.m. ET to discuss its first quarter 2019 financial results.

Details are as follows:
Conference Call:
8:30 a.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/corporate. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 48509813.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 11:00 a.m. ET on May 2, 2019. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4850 9813#.

About Globalstar, Inc.
Globalstar is a leading provider of customizable satellite IoT solutions for customers around the world in industries such as government, oil and gas, emergency management, transportation, maritime and outdoor recreation. As a pioneer of mobile satellite voice and data services, Globalstar allows businesses to streamline operations via the Globalstar Satellite Network by connecting people to their devices, supplying personal safety and communication and automating data to more easily monitor and manage mobile assets. The Company's product portfolio includes the industry-acclaimed SmartOne asset tracking products, Commercial IoT satellite transmitters and Duplex satellite data modems, the innovative Sat-Fi2 satellite wireless IP hotspot and the SPOT® product line of personal safety, asset and communication devices, all offered with a variety of data service plans.  Learn more at Globalstar.com

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Marcy O'Leary
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue:
Service revenue	$26,119	$26,010
Subscriber equipment sales	3,959	2,739
Total revenue	30,078	28,749
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,853	9,029
Cost of subscriber equipment sales	3,149	2,172
Marketing, general and administrative	11,606	11,275
Depreciation, amortization, and accretion	23,801	19,231
Total operating expenses	48,409	41,707
Operating loss	(18,331)	(12,958)
Other income (expense):
Interest income and expense, net of amounts capitalized	(12,870)	(7,353)
Derivative gain	57,008	108,944
Other	(9)	(662)
Total other income (expense)	44,129	100,929
Income before income taxes	25,798	87,971
Income tax expense	27	41
Net income	$25,771	$87,930

Net income per common share:
Basic	$0.02	$0.07
Diluted	0.02	0.06
Weighted-average shares outstanding:
Basic	1,448,318	1,262,336
Diluted	1,632,257	1,437,328

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net income	$25,771	$87,930

Interest income and expense, net	12,870	7,353
Derivative gain	(57,008)	(108,944)
Income tax expense	27	41
Depreciation, amortization, and accretion	23,801	19,231
EBITDA	5,461	5,611

Non-cash compensation	1,448	1,276
Foreign exchange and other	(255)	595
Bad debt reserve of aged IGO receivable	593	—
Adjusted EBITDA (1)	$7,247	$7,482

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31,
	2019		2018
	Service	Equipment	Service	Equipment
Revenue
Duplex	$8,645	$251	$8,783	$431
SPOT	13,095	1,591	12,962	1,474
Commercial IoT	3,698	2,072	3,089	833
IGO	166	—	209	—
Other	515	45	967	1
	$26,119	$3,959	$26,010	$2,739

Average Subscribers
Duplex	59,978		69,033
SPOT	288,840		293,561
Commercial IoT	384,673		332,813
IGO	27,017		31,200

ARPU (1)
Duplex	$48.05		$42.41
SPOT	15.11		14.72
Commercial IoT	3.20		3.09
IGO	2.05		2.23

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.